Exhibit 99.1

TAKUNG REPORTS FIRST Quarter 2018 EPS $.04 VS. $.08 IN Q1 2017;

$3.97 MILLION Q1 REVENUE EXCEEDS EACH OF LAST THREE QUARTERS

HONG KONG, CHINA, May 16, 2018 -- Takung Art Co., Ltd. (NYSE American: TKAT), the operator of three online fine art and collectibles platforms, today announced that for the first quarter ended March 31, 2018, the company had net income of $423,290, or $.04 per diluted share, on revenue of $3,974,284, compared with net income of $873,539, or $.08 per diluted share, on revenue of $4,271,593 in the first quarter of 2017.

The company's decrease in first quarter revenue compared to the same period last year was due primarily to a year-over-year decrease of $329,279 in listing fee revenue arising from a reduction in total listing values and corresponding listing fees charged. However, first quarter 2018 revenue demonstrated significant improvement on revenue reported in each of the previous three quarters.

Although trading commission revenue remained relatively flat compared to last year’s first quarter, this year’s Q1 trading commission revenue demonstrated a significant shift from VIP traders towards retail traders. This shift was a direct result of Takung’s previously announced business model modifications made in the second half of 2017 to increase participation by the company’s retail traders. Specifically, in Q1 2018, retail trader commission revenue increased by approximately $945,000 over Q1 2017, while VIP trader commission revenue decreased by about $980,000 compared to the prior year’s first quarter.

Additionally, as per a change in accounting policy intended to reduce future accounts receivable write offs, since the fourth quarter of 2017 VIP trader commission revenue is only recognized from those VIP traders qualifying as “active,” meaning those who trade at least once per month and are therefore less likely to become delinquent in paying their monthly trading commissions. As a result of this accounting policy change, the company believes that the cause of the accounts receivable problem with VIP traders has been remedied and will likely not recur.

Takung's first quarter operating income -- a loss of $211,785 versus a profit of $1,098,016 in Q1 ‘17 -- was impacted negatively by a year-over-year increase of $435,494 in general and administrative expenses, which resulted primarily from an increase in salary and welfare of $353,193 produced by an increase in employee headcount and a bonus distributed in Q1 2018.

The company’s Q1 2018 net income of $423,290 benefitted from a currency exchange gain of $992,895, compared with a currency exchange gain of $120,937 in the like year-ago period.

Takung’s balance sheet at March 31, 2018 improved, with cash and cash equivalents at approximately $12.8 million versus about $11.9 million at December 31, 2017 -- the first such increase since the first quarter of last year.

"We are very pleased by the progress made during our first quarter,” said Takung CEO Mr. Di Xiao, “and feel confident in asserting that our business model changes have been fully and successfully implemented.” Among the company’s more notable achievements in Q1 2018, he said, were the expansion of its trading base by more than 15% over year-end 2017, the continued implementation of blockchain technology to facilitate Unit platform ownership registration, the increased popularity of Takung’s ‘A’ tier portfolio designed to help retail traders easily identify high-quality artworks, and the material contributions to revenue made by the company’s two January Sports Memorabilia offerings.

Looking forward, Mr. Xiao said he expects increasing participation from Takung’s retail traders, which has the potential to significantly enhance trading volumes, commission fee revenue and new offering subscriptions. Sports memorabilia offerings, he added, are also expected to contribute to Takung’s revenue and earnings growth for the balance of this year.

Accordingly, said the CEO, the company projects its Q2 2018 period to show continued strong growth, with revenue exceeding $4.0 million and positive operating results.

For additional information on Takung's Q1 2018 performance, please see the Company's 10-Q filing at www.sec.gov.

About Takung Art Co., Ltd.

Takung Art Co., Ltd. enables China's growing middle class to invest in fine art and collectibles through three proprietary online platforms: Takung Unit, which facilitates trading and shared ownership of Asian and international fine art; Unit+, which facilitates trading and shared ownership of Asian and international collectibles; and Takung Online, an e-commerce platform enabling artists to promote and sell entire pieces of artwork directly to buyers. Takung is headquartered in Hong Kong and operates primarily in Hong Kong through its direct wholly-owned subsidiary Hong Kong Takung Art Company Limited and its two wholly-owned subsidiaries in Shanghai and Tianjin that facilitate service and support to its PRC-based traders on the Company's platform. For more information, please visit the Company's website: http://ir.takungart.com/. The Company routinely posts important information on its website.

Forward-Looking Statements

This press release may contain projections or other forward-looking statements regarding future events or our future financial performance. All statements other than present and historical facts and conditions contained in this release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions which reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and are subject to change at any time. We operate in a very competitive and rapidly changing environment where new risks may emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

Contacts:

Takung Art Co., Ltd.

Mr. Leslie Chow

Phone: +852 31580977

Email: irmail@takungae.com

TAKUNG ART CO., LTD AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in U.S. Dollars except Number of Shares)

	March 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$12,809,609	$11,866,965
Restricted cash	28,104,820	25,273,617
Account receivables, net	893,940	2,291,698
Prepayment and other current assets	2,099,718	2,300,207
Loan receivables	7,880,516	7,834,115
Total current assets	51,788,603	49,566,602

Non-current assets
Property and equipment, net	2,519,496	2,191,321
Intangible assets	22,234	22,334
Deferred tax assets	215,858	291,430
Other non-current assets	536,176	757,235
Total non-current assets	3,293,764	3,262,320
Total assets	$55,082,367	$52,828,922

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Accrued expenses and other payables	$1,007,156	$1,461,858
Customer deposits	28,104,820	25,273,617
Advance from customers	138,791	170,078
Short-term borrowings from third parties	7,080,903	7,208,761
Amount due to related party	-	483,822
Tax payables	352,614	312,575
Total current liabilities	36,684,284	34,910,711

Total liabilities	$36,684,284	$34,910,711

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock (1,000,000,000 shares authorized; $0.001 par value; 11,208,882 shares issued and outstanding as of March 31, 2018; 11,188,882 shares issued and outstanding as of December 31, 2017)	$11,209	$11,189
Additional paid-in capital	6,189,945	6,116,216
Retained earnings	12,534,386	12,111,096
Accumulated other comprehensive loss	(337,457)	(320,290)
Total stockholders’ equity	18,398,083	17,918,211
Total liabilities and stockholders’ equity	$55,082,367	$52,828,922

TAKUNG ART CO., LTD AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Stated in U.S. Dollars except Number of Shares)

(UNAUDITED)

	For the Three Months Ended March 31,	For the Three Months Ended March 31,
	2018	2017
Revenue
Listing fee	$1,978,667	$2,307,946
Commission	1,635,517	1,670,613
Authorized agent subscription revenue	191,623	-
Management fee	168,315	292,551
Annual fee	162	483
Total revenue	3,974,284	4,271,593

Cost of revenue	(933,593)	(262,659)
Gross profit	3,040,691	4,008,934

Operating expenses
General and administrative expenses	(3,008,885)	(2,573,391)
Selling expenses	(243,591)	(337,527)
Total operating expenses	(3,252,476)	(2,910,918)

(Loss) income from operations	(211,785)	1,098,016

Other income and expenses:
Other income	239,403	112,358
Loan interest expense	(154,783)	(149,891)
Exchange gain	992,895	120,937
Total other income	1,077,515	83,404

Income before income tax expense	865,730	1,181,420

Provision for income taxes	(442,440)	(307,881)

Net income	423,290	873,539

Foreign currency translation adjustment	(17,167)	134,527

Comprehensive income	$406,123	$1,008,066

Earnings per common share – basic	$0.04	$0.08
Earnings per common share – diluted	$0.04	$0.08
Weighted average number of common shares outstanding –basic	11,204,215	10,733,506
Weighted average number of common shares outstanding –diluted	11,223,408	11,509,938

TAKUNG ART CO., LTD AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Stated in U.S. Dollars)

(UNAUDITED)

	For the Three Months Ended	For the Three Months Ended
	March 31,	March 31,
	2018	2017
Cash flows from operating activities:
Net cash provided by (used in) operating activities	3,039,614	(616,716)

Cash flows from investing activities:
Purchase of property and equipment	(231,478)	(59,900)
Purchase of available-for-sales investment	(28,173,448)	(13,656,439)
Maturity and redemption of available-for-sales investment	28,173,448	13,656,439
Loan to third parties	-	(3,553,799)
Repayment from loan to third parties	239,356	3,403,940
Net cash provided by (used in) investing activities	7,878	(209,759)

Effect of exchange rate change on cash, cash equivalents and restricted cash	726,355	139,134

Net increase (decrease) in cash, cash equivalents and restricted cash	3,773,847	(687,341)

Cash, cash equivalents and restricted cash, beginning balance	37,140,582	35,138,697

Cash, cash equivalents and restricted cash, ending balance	$40,914,429	$34,451,356

Supplemental cash flows information:

Cash paid for interest	$74,601	$69,229
Cash paid for income tax	$108,393	$-